Exhibit 10.1

AMENDED AND RESTATED PROFESSIONAL SERVICES AGREEMENT

by and between

CLARIENT DIAGNOSTIC SERVICES, INC.,

CLARIENT, INC.

and

CLARIENT PATHOLOGY SERVICES, INC.

AMENDED AND RESTATED PROFESSIONAL SERVICES AGREEMENT

This AMENDED AND RESTATED PROFESSIONAL SERVICES AGREEMENT (this “Agreement”) is entered into as of September 1, 2009 (the “Execution Date”), by and between CLARIENT DIAGNOSTIC SERVICES, INC., a Delaware corporation (“Lab”), CLARIENT, INC., a Delaware corporation (“Clarient”), and CLARIENT PATHOLOGY SERVICES, INC., a California professional corporation (“Group”).  Lab, Clarient and Group are sometimes referred to in this Agreement as a “Party” or, collectively, as the “Parties.”

RECITALS

A.            Group is a professional corporation organized under the laws of the State of California, consisting of employees and contractors (collectively, “Group Physicians” and each, a “Group Physician”), each of whom is a physician duly licensed and qualified to practice medicine in the State of California.  Each Group Physician is board certified for the practice of medicine in the specialty of pathology (the “Specialty”).  Group provides medical services including, without limitation, the professional component of specialty pathology services and related activities.

B.            Lab is a clinical laboratory licensed under the Federal Clinical Laboratory Improvement Amendments of 1988 and by the State of California.  Clarient is the sole shareholder of Lab.

C.            Group and Lab are parties to a Professional Services Agreement, dated as of July 1, 2008 (the “Original PSA”), pursuant to which Group provides certain professional services to Lab, and Clarient and Group are parties to a Management Services Agreement, dated as of July 1, 2008 (the “Original MSA”), pursuant to which Manager provides certain administrative services to Group.

D.            Group, Clarient and Lab desire to amend and restate the Original PSA as set forth herein in order to, among other things, adjust the consideration payable to Group so that such consideration reflects the fair value of the professional services provided to Lab by Group and incorporate the provisions of the Original MSA relating to Clarient’s obligation to provide certain administrative services to Group.  Concurrently herewith, Clarient and Group are terminating the Original MSA.

AGREEMENT

THE PARTIES AGREE AS FOLLOWS:

ARTICLE I.

GROUP’S OBLIGATIONS TO LAB

1.1                               Professional Services.  Group shall provide the professional services set forth in Exhibit 1.1 (the “Professional Services”), upon the terms and subject to the conditions set forth in this Agreement.

1.2                               Additional Services.  Group shall provide to Lab those additional services set forth in Exhibit 1.2 (the “Additional Services”), upon the terms and subject to the conditions set forth in this Agreement.  The Professional Services and the Additional Services are sometimes referred to collectively in this Agreement as the “Services.”

1.3                               Qualifications.  Each Group Physician shall be duly licensed and qualified to practice medicine in the State of California.  Each Group Physician shall be board certified in the Specialty.  A Group Physician shall, when applicable, initiate the process of becoming board certified no later than the date of this Agreement or the date on which the Group Physician joined Group, whichever is the later to occur.  The Group Physician shall actively and diligently pursue completion of this process throughout the term of this Agreement and exercise his or her best efforts to complete this process and become board certified at the earliest date reasonably possible.  Group hereby represents that all Group Physicians providing Professional Services as of the date of this Agreement are board certified.

1.4                               Staffing.  Group shall ensure staffing by such qualified Group Physicians as determined necessary by Group, in its sole reasonable discretion, to provide the Services.  The parties shall adjust the Professional Services Fee to reflect any changes in staffing levels of Group Physicians.  Group shall consider adjustments to staffing levels and/or staffing patterns, as requested by Lab from time to time, but the final authority with respect to all staffing levels and staffing patterns shall be made solely by Group in its reasonable discretion.

1.5                               Performance Standards.  Group and each Group Physician shall, as applicable

(a)                                  comply with all policies, rules and regulations of Lab to the extent that these do no interfere with the medical decision-making processes of Group and each Group Physician;

(b)                                 participate in continuing education as necessary to maintain licensure, professional competence and skills commensurate with the standards of the medical community and as otherwise required by the medical profession; and

(c)                                  comply with all applicable standards and recommendations of The Joint Commission or other applicable accreditation and regulatory bodies.

1.6                               Notification of Certain Events.  Group shall notify Lab in writing within twenty-four (24) hours after Group or any Group Physician is debarred, suspended, excluded or otherwise ineligible to participate in any federal or state health care program.

1.7                               Patient Reports.  Group shall prepare and deliver to Lab for safekeeping a complete report for each patient which complies both as to form and timeliness with the established requirements of Lab.  Group and Lab shall cooperate mutually in the completion of claim forms as may be required by insurance carriers or others responsible for reimbursement.

1.8                               Sole Authority to Provide the Services.  Notwithstanding any provisions of this Agreement to the contrary, Group and the Group Physicians, all of whom are licensed physicians, shall have the sole and exclusive authority and control over all aspects of the Services and any other medical or healthcare services that may be performed by Group and that are required by applicable laws or government regulations to be performed or made by a licensed physician.  Any delegation of authority to Clarient pursuant to this Agreement, or otherwise, that would require or permit Clarient to engage in the practice of medicine in any jurisdiction shall be prohibited and deemed ineffective, and Group and the Group Physicians shall have the sole authority with respect to such matters.  The Parties further acknowledge and agree that the terms of any payor agreements or other services agreements entered into by Lab or Clarient that affect the medical decision-making processes or the practice of medicine by Group or any Group Physicians shall be subject to the review and final approval of Group.  Group shall be solely responsible for all staffing levels and/or staffing patterns of Group Physicians.

ARTICLE II.

LAB’S OBLIGATIONS

2.1                               Staff.  Lab shall, at its own expense, provide the services of licensed registered and vocational nurses, pathology technologists and other non-physician technicians and assistants necessary for the provision by Lab of its own technical component services and the cost-efficient operation of Lab.  Lab shall, after consultation with Group, have sole discretion with regard to selection and retention of these personnel who provide Lab’s technical component and to determine levels of staffing.  To the extent that allied health staff are required by Group to assist in the provision of Group’s professional medical services, Lab shall provide such staff at the direction of Group and Group shall have the authority set forth in Section 3.1(f) with respect to such staff. Control and direction of all personnel (whether Lab’s own personnel or Group’s personnel) for medical matters shall rest with Group.

2.2                               Support Services.  Lab shall, at its own expense, provide services such as heat, water, electricity, telephone, laundry, housekeeping, and other support services.

2.3                               Space.  Lab shall make available for the use of Group the space that is now or may be hereafter occupied by Lab.

2.4                               Equipment and Supplies.  Lab shall, at its own expense, provide all expendable and non-expendable equipment, drugs, supplies, furniture and fixtures as are necessary for the provision by Lab of its own technical component services and the cost-efficient operation of Lab.  This equipment shall meet all electrical, engineering, and other safety standards required by law and/or relevant Lab policies.  In addition, to the extent that equipment and supplies are required by Group to assist in the provision of Group’s professional medical services, Lab shall provide such equipment and supplies at the direction of Group and Group shall retain the right to select such equipment and supplies. Lab shall, at its own expense, keep and maintain all equipment in good order and repair and replace this equipment or any part of it which becomes worn out or is mutually determined to be obsolete.

ARTICLE III.

ADMINISTRATIVE SERVICES

3.1                               Clarient’s Obligations to Group.

(a)                                  Financial Management Services.  Clarient shall provide financial management services necessary and appropriate for Group’s operations, including accounting, bookkeeping, operation and capital budgeting, tax matters, accounts receivable and accounts payable processing, and electronic data processing.  All business records, papers and documents shall remain the sole property of Group, shall be available for inspection by Group at all reasonable times, and shall be delivered to Group upon any termination or expiration of this Agreement.  Clarient shall be entitled to retain a complete copy of all such documents upon any termination or expiration of this Agreement.

(b)                                 Contracting Services.  In consultation with Group, Clarient shall negotiate the terms and conditions of all business agreements, including all agreements with lenders, vendors and consultants, provided that Group shall retain the authority to execute all such business agreements.  Furthermore, any terms or provisions of business agreements that affect the medical decision-making processes or the practice of medicine by Group or any Group Physician shall be subject to the final approval of Group.

(c)                                  Day-to-Day Services.  Clarient shall furnish or obtain all telephones, paging devices, office services (including secretarial, duplication and facsimile services) and any other services of a similar nature reasonably necessary in connection with the day-to-day operations of Group after consultation with Group or as directed by Group.

(d)                                 Attorney-in-Fact.  Subject to Section 3.2(a), Group appoints Clarient (and any subcontractor designated by Clarient) as Group’s lawful attorney-in-fact for the following purposes (and shall execute the power of attorney attached as Exhibit 3.1(d)):

(i)                                     Billing and Collections.  To collect all revenue from whatever source, including accounts receivable, due to Group hereunder (“Collections”), and to receive all Collections on Group’s behalf and to sue for and give satisfaction for monies due on account and to withdraw any claims, suits or proceedings pertaining to or arising out of Clarient’s or Group’s right to collect such accounts;

(ii)                                  Endorsement.  To take possession of and endorse in Group’s name any notes, checks, money orders, insurance payments and any other instruments received as Collections; and

(iii)                               Banking Powers.  To deposit all Collections directly into a bank account mutually selected by Clarient and Group.  Clarient (and any subcontractor designated by Clarient) shall have the right to make withdrawals from such account to pay all costs and expenses incurred in the operation of Group and to fulfill all other terms of this Agreement.

(e)                                  Supplies.  Clarient shall arrange for such non-medical supplies as may be reasonably necessary for the proper and efficient operation of the Lab to be delivered to Group, after consultation with Group.

(f)                                    Support Personnel.  Clarient shall, in consultation with Group, provide to Group the support services of such non-licensed personnel as may be reasonably required to support Group’s operations and to enable Group to carry out and perform the Professional Services (“Support Personnel”).

(i)                                     Hiring and Termination.  Clarient shall, after consultation with Group, hire and fire all Support Personnel.  Group shall consult with Clarient concerning Group’s recommendations on performance evaluations of Support Personnel.  While Group does not have the authority to terminate the employment of Support Personnel, Group shall have the right to reject as unsuitable any personnel furnished by Clarient at any time and from time-to-time during the term of this Agreement.  Such rejection shall be honored by Clarient subject to Group’s showing that said personnel are technically unsatisfactory for the job to which such personnel has been assigned by reason of lack of experience, ability or technical skill or by reason of personal incompatibility with other persons with whom the personnel are required to work.  Notwithstanding any of the statements in this Section 3.1(f)(i), Clarient shall have the right to terminate or hire Support Personnel for any reason it deems necessary.

(ii)                                  Compensation and Employee Benefits.  Clarient shall, in consultation with Group, determine and pay any compensation payable to such Support Personnel, including salaries, deferred compensation, fringe benefits, bonuses, health insurance, long-term disability and group life insurance, workers’ compensation insurance, unemployment insurance, retirement benefits and any other benefits that such Support Personnel may receive.  Clarient shall be responsible for all employee record keeping, payroll accounting (including social security and other payroll tax reporting), income tax withholding, social security and other payroll taxes, forms processing, payroll and Internal Revenue Service filings and records storage and retrieval on behalf of all Support Personnel.

(iii)                               Supervision and Training of Support Personnel.  Clarient shall, in consultation with Group, manage and supervise all Support Personnel and arrange for training of all Support Personnel.

(g)                                 Reports.  Clarient shall provide Group with financial statements relating to Group operations (“Group Financial Statements”) on a periodic basis, but at least annually.  Group shall, at its sole discretion and expense, have the right to conduct an independent audit of any Group Financial Statements, at Group’s expense.

(h)                                 Books and Records; Confidentiality.  All patient reports, financial records, corporate records, personnel files, written procedures and other such items relating to the business and activities of Group (“Group Records”) shall be the property of Group.  Upon any termination or expiration of this Agreement, Clarient shall, at Group’s request, transmit, at Group’s expense, all Group Records to Group or to any other party designated by Group.  Clarient shall have a right to copy all records prior to transmittal, at its expense, subject to applicable law.  With respect to patient reports, copying shall only be as applicable law requires or permits, or in connection with a malpractice action involving Clarient.  Clarient and Group shall comply with all applicable laws concerning the confidentiality of all Group Records.  Clarient and its employees shall keep confidential all statistical, financial, and personnel data relating to the business of Group and any Group Physicians except for any data that becomes publicly available, or any data to which the public has the legal right of access, or that may be rightfully obtained from third parties.

(i)                                     Insurance.  Clarient shall assist Group in obtaining malpractice insurance coverage, as set forth in Section 5.1, the cost of which shall be included in the professional services fee set forth in Section 4.1.

(j)                                     Clarient’s Right to Subcontract.  Clarient may subcontract with other persons or entities for any of the services that Clarient is required to perform under this Agreement.

(k)                                  Exclusive Authority.  Clarient shall have the exclusive authority to perform all of its duties set forth in this Agreement, subject to the final authority of Group where specified in this Agreement.

3.2                               Group’s Rights and Obligations.

(a)                                  Billing Matters.  The parties recognize that many patients, referring clinicians and third party payors require or request the submission of a single claim for the technical and professional component of pathology and laboratory services, which typically are billed under the same CPT code with the appropriate modifier(s).  To accommodate such requirements and requests, the parties believe that it is important to submit global claims for Group’s Professional Services and Lab’s technical component services.  Therefore, unless otherwise agreed upon by the parties, Group’s Professional Services will be billed on a global basis with Lab’s technical component services.  Notwithstanding the foregoing, Group shall have the right to approve the fees to be charged for its Professional Services and all price negotiations with third party payors for its Professional Services.

(b)                                 Assistance with Collections.  Group shall provide Clarient with complete and accurate charge slips, claims or encounter reports specifically identifying services rendered, service and diagnosis codes in a form and substance as indicated by Clarient from time-to-time.  Group shall assist Clarient, upon Clarient’s request, with all necessary steps for Clarient to manage and administer the financial aspects of the Group, including required assistance to complete Collections.

(c)                                  Group Governing Documents.  The following governing and operational documents  are defined as the “Governing Documents”:  Group’s articles of incorporation, bylaws and shareholders’ agreements.  Group shall consistently and uniformly utilize the Governing Documents in the conduct of its business and shall comply with and require performance of all of the provisions contained in the Governing Documents.  Group shall not revise, modify or terminate any of the Governing Documents, or enter into any new agreement or arrangement affecting the ownership or voting of Group’s equity securities or partnership interests (as applicable) without Clarient’s prior written approval.  Notwithstanding the foregoing, in no event shall Clarient’s approval be required for any hiring or termination of any physician or other professional personnel by Group, or any other issues related to medical decision-making processes or the practice of medicine by Group or any Group Physician.

ARTICLE IV.

COMPENSATION

4.1                               Professional Services Fee.  On or before the fifteenth (15th) business day of each calendar month during the term of this Agreement, Clarient shall pay Group a monthly fee equal to the aggregate of all estimated salary and benefit expenses and all other costs and expenses incurred by Group for the provision of Professional Services to Lab under this Agreement during the immediately preceding month, after presentment by Group to Lab of all available invoices or other documentation that set forth the amount, nature and purpose of such costs and expenses.

4.2                               Management Fee.  Clarient’s compensation for its management and administrative services under this Agreement shall be the difference between the actual collections received for the Professional Services and the Professional Services Fee paid to Group under Section 4.1 above.

4.3                               Catch-Up and Waiver.  To the extent that the actual payments to date under the Original PSA are less than should have been paid as determined pursuant to this Agreement (the “Deficiency”), (1) Clarient retroactively waives the right to any cost reimbursements previously requested from Group, and (2) if such waiver does not cover the entire Deficiency, Clarient will pay as soon as reasonably practical after computation of the Deficiency any remaining amount to Group.  Clarient hereby expressly waives and agrees not to enforce Group’s obligation to pay any consideration to Clarient pursuant to the terms of the Original MSA.

4.4                               Periodic Adjustments.  Group and Clarient shall review the compensation structure set forth herein no less frequently than quarterly and may agree in writing to modify such compensation structure from time to time.  Such review shall consider the scope of the operations and services provided pursuant to this Agreement at the time of the review, changes in the purchasing power of money and the expenses and risks to Group in performing its obligations under this Agreement.

4.5                               Right of Offset.  Group hereby expressly authorizes Clarient, at Clarient’s sole discretion, to the fullest extent allowed by applicable law, at any time and from time to time, to set off and/or withhold from Group’s compensation payable pursuant to this Agreement, any sum or sums necessary to satisfy all or any portion of any outstanding and delinquent obligation owed by Group to Clarient from any other financial arrangement Group may have with Lab, its subsidiaries or affiliates, or for any other services or space or equipment rental Lab, its subsidiaries or affiliates, may provide or have provided to Group.  Without limiting the generality of the foregoing, this provision is intended to permit Clarient to apply any compensation payable to Group for Services rendered pursuant to this Agreement to any outstanding loan or rental obligations owed by Group to Clarient.

4.6                               No Referrals.  Nothing in this Agreement requires, and there are no understandings or arrangements between the Parties with respect to the recommendation, referral or any other arrangement for the provision of any item or service offered by the Parties or any of their respective affiliates, and no compensation or other benefits to Group under this Agreement require or are in any way contingent thereon.

4.7                               Billing for Professional Services Performed at Lab; Global Billing.  Group and Group Physicians acknowledge that Lab shall have the sole and exclusive right to bill and collect for the Professional Services rendered under this Agreement, and hereby assign their right to bill and collect for such Professional Services to Lab.  Subject to Section 3.2(a), Lab shall bill and collect for such Professional Services and any and all related technical services provided by Lab on a global fee basis, at its own expense and under its own provider number.  Consequently, Group has, and shall have, no claims as a third-party beneficiary, or otherwise, for any compensation or other amounts from third-party payors.  Group shall seek and obtain compensation for the performance of Professional Services only from Clarient pursuant to Section 4.1.  Group shall not bill, assess or charge any fee, assessment or charge of any type against any other person or entity for Professional Services provided.  Group and Group Physicians hereby assign to Lab all right, title and interest in any accounts receivable generated by the provision of Professional Services under this Agreement, to the extent permitted by applicable law.  Accordingly, Lab shall be the sole owner of the accounts receivable for any and all of the Professional Services performed under this Agreement.  Group shall promptly deliver to Lab any and all compensation, in whatever form, that is received by Group for Professional Services performed under this Agreement.

ARTICLE V.

INSURANCE AND INDEMNITY

5.1                               Group Malpractice Liability Insurance.  Group shall obtain and continuously maintain professional malpractice liability insurance coverage, issued by an insurance company licensed or otherwise qualified to issue professional liability insurance policies or coverage in the

State of California, and acceptable to Clarient and Lab, in the amount of at least One Million Dollars ($1,000,000) per occurrence or claim and Three Million Dollars ($3,000,000) in the annual aggregate for the acts and omissions of Group and each Group Physician.  Clarient may assist Lab in obtaining and renewing medical malpractice insurance.  Such coverage shall provide for a date of placement preceding or coinciding with the Effective Date of this Agreement.

5.2                               Group Certificate of Insurance.  On or before the date of this Agreement, Group shall provide Clarient and Lab with an original certificate evidencing professional malpractice liability insurance coverage, and shall provide Clarient and Lab with proof of continued professional malpractice liability insurance coverage on an annual basis (or as periodically requested by Clarient and Lab) on behalf of each Group Physician.  Group shall provide Clarient and Lab with no less than thirty (30) calendar days’ prior written notice of cancellation or any material change in such professional malpractice liability insurance coverage.

5.3                               Group Tail Coverage.  If Group’s professional malpractice liability insurance is provided on a claims-made basis, upon the expiration or termination of this Agreement for any reason, Group shall continuously maintain such insurance or purchase from an insurance company licensed or otherwise qualified to issue professional liability insurance policies or coverage in the State of California, and acceptable to Clarient and Lab, extended reporting period (i.e., “tail”) coverage for the longest extended reporting period then available to ensure that insurance coverage in the amount set forth in Section 5.1 is maintained for claims which arise from services provided by Group or Group Physicians during the term of this Agreement.  This Section shall survive any termination or expiration of this Agreement.

5.4                               Indemnification by Group.  Group shall indemnify, defend and hold harmless Clarient and Lab against:  (i) any and all liability arising out of Group’s failure to comply with the terms of this Agreement, and any injury, loss, claims, or damages arising from the negligent operations, acts, or omissions of Group or Group’s employees relating to or arising out of the Services or this Agreement; and (ii) any and all costs and expenses, including reasonable legal expenses, incurred by or on behalf of Lab in connection with the defense of such claims.

5.5                               Hold Harmless.  Clarient and Lab shall be responsible for their own acts and omissions and the acts and omissions of their employees and agents.  Neither Clarient nor Lab shall be responsible for the acts and omissions of Group or Group’s employees and agents in carrying out this Agreement.  Neither Clarient nor Lab shall be liable for any judgment, settlement, award, fine or otherwise, which arises out of the acts and omissions of Group, or its employees and agents, under this Agreement.  To the extent that Clarient and Lab utilize their own equipment, products, or other personal property in the performance of their obligations under this Agreement, Clarient and Lab shall ensure that such equipment, product, or other personal property is suitable and fit for the purpose intended by Clarient and Lab, free from defects which may damage Group, and otherwise operates in accordance with applicable government standards and safety regulations.

5.6                               Cooperation between the Parties.

(a)                                  The Parties recognize that, during the term of this Agreement and for a period thereafter, certain risk management issues, legal issues, claims or actions may arise that involve or could potentially involve the Parties and their respective employees and agents.  The Parties further recognize the importance of cooperating with each other in good faith when such issues, claims or actions arise, to the extent such cooperation does not violate any applicable laws, cause the breach of any duties created by any policies of insurance or programs of self-insurance, or otherwise compromise the confidentiality of communications or information regarding the issues, claims or actions.  As such, the Parties hereby agree to cooperate in good faith, using their best efforts, to address such risk management and claims handling issues in a manner that strongly encourages full cooperation between the Parties.

(b)                                 The Parties further agree that if a controversy, dispute, claim, action or lawsuit (each, an “Action”) arises with a third-party wherein all of the Parties are included as defendants, each Party shall promptly disclose to the other Party in writing the existence and continuing status of the Action and any negotiations relating thereto.  Each Party shall make every reasonable attempt to include the other Parties in any settlement offer or negotiations.  In the event the other Parties are not included in the settlement, the settling Party shall immediately disclose to the other Parties in writing the acceptance of any settlement and terms relating thereto.

ARTICLE VI.

RELATIONSHIP BETWEEN THE PARTIES

6.1                               Independent Contractors.  Group and the Group Physicians are and shall at all times be independent contractors with respect to Lab in meeting Group’s responsibilities under this Agreement.  Clarient is and shall at all times be an independent contractor with respect to Group in meeting Clarient’s responsibilities under this Agreement.  Nothing in this Agreement is intended nor shall be construed to create a partnership, employer-employee or joint venture relationship between Lab and Group, Clarient and Group, Lab and any Group Physician, or Clarient and any Group Physician.

6.2                               Limitation on Control.  Neither Clarient nor Lab shall have or exercise any control or direction over Group’s or any Group Physician’s professional medical judgment or the methods by which Group or any Group Physician performs professional medical services.

6.3                               Practice of Medicine.  The Parties acknowledge that neither Clarient nor Lab is authorized or qualified to engage in any activity which may be construed or deemed to constitute the practice of medicine.  To the extent that any act or service required of, or reserved to, Lab or Clarient in this Agreement is construed or deemed to constitute the practice of medicine, the performance of such act or service by Lab or Clarient shall be deemed waived or unenforceable, unless this Agreement can be amended to comply with the law, in which case the Parties shall make such amendment.

6.4                               Form 1099 or W-2.  If required to do so under applicable law, Lab shall issue an Internal Revenue Service Form 1099 or Form W-2 to Group.

6.5                               Exclusive Services.  For the term of the Agreement, all Professional Services described in Section 1.1 shall be performed by Group Physicians on an exclusive basis.  All professional services other than those described in Section 1.1 shall be open services, except as otherwise determined by Lab.

6.6                               Agent of Group.  Kenneth J. Bloom, M.D., F.C.A.P., or his named designee(s), shall serve as Group’s sole and exclusive agent for purposes of communicating with Lab concerning the rights of Group pursuant to this Agreement.  Group shall be bound by all actions and agreements made by this agent.  Group may designate, from time to time, a new agent(s) of Group, pursuant to written notice to Lab.

6.7                               Full-Time Service and Noncompetition.  During the term of this Agreement, neither Group nor any Group Physician shall, without first obtaining the prior written consent of Lab, participate as individuals, partners, shareholders, employees, or contractors in any partnership, firm, or corporation that owns, operates, provides services to, becomes financially interested in, or otherwise affiliates with any person, partnership, firm, or corporation that engages in or facilitates the performance of Professional Services at any location other than Lab which is located within a twenty-five (25) mile radius from Lab.  Group acknowledges that, as of the date of this Agreement, it does not maintain any practice location independent of Lab and that it shall notify Lab and obtain its written consent prior to establishing any such location.

6.8                               Physician Compensation Arrangements.  Group represents and warrants to Lab that the compensation paid or to be paid by Group to any Group Physician is and will at all times will be the fair market value for services and items actually provided by such Group Physician, not taking into account the value or volume of referrals or other business generated by such Group Physician for Lab or any affiliate.  Group further represents and warrants to Lab that Group has and will at all times maintain a written agreement with each Group Physician receiving compensation from Group.

6.9                               Merger or Sale of Group.

(a)                                  Merger or Sale Restrictions.  Group acknowledges that Clarient and Lab have agreed to enter into this Agreement based upon the skills, qualifications, experience, and characteristics of Group and that any material change in Group’s operations, ownership, control or qualifications may be harmful to the interests of Clarient and Lab under this Agreement.  In recognition of Clarient’s and Lab’s dependence on Group’s ability to maintain its skills, qualifications, experience, and characteristics, Group agrees that during the term of this Agreement, and any extensions thereto, it shall not enter into a merger or consolidation with another medical group or any other legal entity (“Merger”) without at least one hundred twenty (120) days prior written notice to Clarient and Lab.  Group further agrees that during the term of this Agreement, and any extensions thereto, it shall not enter into a sale, conveyance, pledge, exchange, assignment, hypothecation, encumbrance or other transfer of any equity interest (including but not limited to shares) or assets comprising five percent (5%) or more of the equity interests or assets of the Group (“Sale”) without at least one hundred twenty (120) days prior written notice to Clarient and Lab.  Any purported Merger or Sale without such prior written consent shall be void and shall constitute a breach of this Agreement.

(b)                                 Consent to Assignment of Agreement.  In connection with each notice provided by Group with respect to a Merger or Sale, Group shall submit to Clarient and Lab the terms of the proposed transaction, the identity of the parties to the transaction, and all other information reasonably requested by Clarient and Lab concerning the proposed transaction.  Clarient and Lab shall have the right to terminate this Agreement upon sixty (60) days prior written notice after receipt of such notice, without further liability to Group except for the payment of amounts due under Section 3.1.

6.10                        Non-Compete.  Throughout the term of this Agreement, Group shall not itself provide administrative services that are substantially similar to services provided by Clarient or any of the services provided by Clarient to other parties.  In addition, Group shall not secure the administrative services of any other provider.

ARTICLE VII.

TERM AND TERMINATION

7.1                               Term.  This Agreement shall commence on the date hereof and shall continue in effect until September 1, 2014 (the “Expiration Date”), subject to the termination provisions of this Agreement.  This Agreement shall automatically renew for two (2) additional terms of five (5) years each, unless any Party gives the other Parties written notice of its intention not to renew this Agreement at least thirty (30) calendar days prior to the expiration of the then current term.

7.2                               Termination by Clarient or Lab.  Either Clarient or Lab shall have the right to immediately terminate this Agreement upon the occurrence of any one or more of the following events:

(a)                                  material breach of this Agreement by Group or any Group Physician where the breach is not cured within thirty (30) calendar days after either Clarient or Lab gives written notice of the breach to Group;

(b)                                 neglect of professional duty by Group in a manner that poses an imminent danger to the health or safety of any individual, or violates either Clarient’s or Lab’s policies, rules and regulations; or

(c)                                  termination of the employment of Kenneth J. Bloom, M.D. as Group’s Chief Medical Director for any reason whatsoever.

7.3                               Termination by Group.  Group shall have the right to terminate this Agreement immediately upon a material breach of this Agreement by Clarient or Lab where the breach is not cured within thirty (30) calendar days after Group gives written notice of the breach to Clarient or Lab.

7.4                               Rights upon Termination.  Upon any termination or expiration of this Agreement as set forth in Section 7.1, all rights and obligations of the Parties shall cease except those rights and obligations that have accrued or expressly survive such termination or expiration.

7.5                               Return of Property.  Upon any termination or expiration of this Agreement, Group shall immediately return to Clarient and Lab all property of Clarient and Lab, including equipment, supplies, furniture, furnishings and patient records, which is in Group’s possession or under Group’s control, in good condition, normal wear and tear excepted, free and clear of any lien, security interest, claim or encumbrance of any kind, unless previously agreed to in writing by Clarient and Lab.

ARTICLE VIII.

TRADE SECRETS, TRADENAMES AND SERVICE MARKS

8.1                               Trade Secrets.  During the term of this Agreement, Group and Group Physicians will have access to and become acquainted with confidential information and trade secrets of Clarient and Lab, including information and data relating to payor contracts and accounts, clients, patients, patent groups, patient lists, billing practices and procedures, business techniques and methods, strategic plans, operations and related data (collectively, “Trade Secrets”).  All Trade Secrets are the property of Clarient and Lab and used in the course of the respective businesses of Clarient and Lab, and shall be proprietary information protected under the Uniform Trade Secrets Act.  Group shall not, and shall cause Group Physicians not to, disclose to any person or entity, directly or indirectly, either during the term of this Agreement or at any time thereafter, any Trade Secrets, or use any Trade Secrets other than in the course of meeting Group’s obligations under this Agreement.  All documents that Group prepares, or Trade Secrets that might be given to Group in the course of providing the Services under this Agreement, are the exclusive property of Lab, and, without the prior written consent of Lab, shall not be removed from Lab’s premises.

8.2                               Tradenames and Service Marks.  Clarient and Lab may adopt one or more tradenames or service marks.  Group authorizes Clarient and Lab to associate such tradenames or service marks with Group’s name on any correspondence or other public or private communication or advertisement, and Group agrees that Clarient and Lab may utilize such tradenames and service marks with other physicians who are employed by or contract with Group to provide medical services.  During the term of this Agreement, Group shall not, absent the prior written consent of Clarient and Lab, use such tradenames or service marks.  Group further agrees that upon any termination or expiration of this Agreement, Group shall not use such tradenames or service marks or contest the sole and exclusive ownership of Clarient and Lab and right to the use of such tradenames or service marks.

8.3                               Injunctive Relief.  Group acknowledges that any violation of the provisions of this Article will cause Clarient and Lab irreparable injury.  Accordingly, Clarient and Lab may enforce such provisions by seeking injunctive or other equitable relief in addition to any other remedies available at law.  If a court of competent jurisdiction declares any of the provision of this Article to be too broad to be specifically enforced, such provisions shall be enforced to the maximum extent permitted by law.

ARTICLE IX.

GENERAL PROVISIONS

9.1                               Dispute Resolution.  In the event any dispute arises between the Parties relating in any way to this Agreement, including any dispute regarding the enforceability or the construction of any of the terms or provisions of this Agreement, or with respect to the rights, duties or obligations of any party hereunder or over the existence of a breach, actual or alleged, of this Agreement by any Party, then, the Parties shall endeavor in good faith to resolve such dispute by good faith negotiations and, if an agreement is reached, the Parties shall implement such agreement promptly.  If, on the other hand, the Parties are unable to reach such a resolution within a period of thirty (30) days from the commencement of such negotiations, any Party may, at its option, submit the dispute to binding arbitration to be conducted by J.A.M.S. in accordance with its rules and procedures, in Orange County, California, and the other Party or Parties to such dispute shall be obligated to participate therein.  Each Party shall pay its own costs and expenses (including the fees and disbursements of its attorneys, accountants, experts or other advisors) incurred in connection with such arbitration, except that the fees and expenses of the arbitrator shall be shared equally by the Parties.  The Parties covenant and agree that they will participate in the arbitration in good faith.  Any Party unsuccessfully refusing to comply with an order of the arbitrator shall be liable for costs and expenses, including attorneys’ fees, incurred by the other Parties in enforcing the award.  Notwithstanding anything to the contrary contained in this Agreement, this Section shall not apply to any request by any party to this Agreement for temporary, preliminary or permanent injunctive relief or other forms of equitable relief.

9.2                               Amendment.  This Agreement may be modified or amended only by mutual written agreement of the Parties.  Any such modification or amendment must be in writing, dated and signed by the Parties and attached to this Agreement.

9.3                               Assignment.  Except for assignment by Clarient or Lab to an entity owned, controlled by, or under common control with Clarient or Lab, no Party may assign any interest or obligation under this Agreement without the prior written consent of the other Parties.  Subject to the foregoing, this Agreement shall be binding on and shall inure to the benefit of the Parties and their respective successors and assigns.

9.4                               Attorneys’ Fees.  If a Party brings an action for any relief or collection against another Party, declaratory or otherwise, arising out of the arrangements described in this Agreement, the losing Party shall pay to the prevailing Party a reasonable sum for attorneys’ fees and costs actually incurred in bringing such action, including without limitation fees incurred in arbitration, at trial, on appeal and on any review therefrom, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment.  Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorneys’ fees and costs incurred in enforcing such judgment.  For the purpose of this Section, attorneys’ fees shall include fees incurred in connection with discovery, post judgment motions, contempt proceedings, garnishment and levy.

9.5                               Compliance with Laws.  The Parties shall comply with all applicable laws, ordinances, codes and regulations of federal, state and local governments, applicable to the performance of this Agreement including, without limitation, laws that require Group to disclose any economic interest or relationship with Clarient and Lab or any laws that pertain to the corporate practice of medicine doctrine.

9.6                               Confidentiality.  No Party shall disclose any of the terms of this Agreement to any person or entity (other than its attorneys or accountants) without the prior written consent of the other Parties, unless and only to the extent such disclosure is required by law.

9.7                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

9.8                               Entire Agreement.  This Agreement is the entire understanding and agreement of the Parties regarding its subject matter, and supersedes any prior oral or written agreements, representations, understandings or discussions between the Parties.  No other understanding between the Parties shall be binding on them unless set forth in writing, signed and attached to this Agreement.

9.9                               Exhibits.  The attached exhibits, together with all documents incorporated by reference in the exhibits, form an integral part of this Agreement and are incorporated into this Agreement wherever reference is made to them to the same extent as if they were set out in full at the point at which such reference is made.

9.10                        Force Majeure.  No Party shall be liable for nonperformance or defective or late performance of any of its obligations under this Agreement to the extent and for such periods of time as such nonperformance, defective performance or late performance is due to reasons outside such Party’s control, including acts of God, war (declared or undeclared), action of any governmental authority, riots, revolutions, fire, floods, explosions, sabotage, nuclear incidents, lightning, weather, earthquakes, storms, sinkholes, epidemics, or strikes.

9.11                        Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of California.

9.12                        Headings.  The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

9.13                        Meaning of Certain Words.  Wherever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns shall include the plural and vice versa.

9.14                        No Third-Party Beneficiary Rights.  The Parties do not intend to confer, and this Agreement shall not be construed to confer, any rights or benefits to any person, firm, group, corporation or entity other than the Parties.

9.15                        Notices.  All notices or communications required or permitted under this Agreement shall be given in writing and delivered personally or sent by United States registered or certified mail with postage prepaid and return receipt requested or by overnight delivery service (e.g., Federal Express, DHL).  Notice shall be deemed given when sent, if sent as specified in this Section, or otherwise deemed given when received.  In each case, notice shall be delivered or sent to:

If to Clarient or Lab, addressed to:

Clarient, Inc.

31 Columbia

Aliso Viejo, CA  92656

Attention:  Chief Financial Officer

If to Group, addressed to:

Clarient Pathology Services, Inc.

31 Columbia

Aliso Viejo, CA  92656

Attention:  Kenneth J. Bloom, M.D., F.C.A.P.

9.16                        Participation in Federal and State Programs.  Group hereby represents that neither it nor any Group Physician is debarred, suspended, excluded or otherwise ineligible to participate in any federal or state health care program.

9.17                        Severability.  If any provision of this Agreement is determined to be illegal or unenforceable, that provision shall be severed from this Agreement, and such severance shall have no effect upon the enforceability of the remainder of this Agreement.

9.18                        Waiver.  No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance.  Any waiver granted by a Party must be in writing to be effective, and shall apply solely to the specific instance expressly stated.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

The Parties have executed this Agreement on the date first set forth above.

LAB

CLARIENT DIAGNOSTIC SERVICES, INC., a
Delaware corporation

By:
Its:

CLARIENT

CLARIENT, INC., a
Delaware corporation

By:
Its:

GROUP

CLARIENT PATHOLOGY SERVICES, INC.,
a California professional corporation

By:	Kenneth J. Bloom, MD, FCAP,
Its:	President

Exhibit 1.1

PROFESSIONAL SERVICES TO BE PROVIDED BY GROUP

Group shall perform Specialty services and provide appropriate reports and laboratory interpretative services as required by Lab.  At a minimum, Lab shall require Group to provide, and Group shall provide, all Professional Services, including interpretative services, to permit Lab to bill globally for the services that Lab currently furnishes and will furnish during the term of this Agreement.  Group shall ensure that the Professional Services are performed in a timely manner, as set forth in applicable laws and regulations and any third-party payor program in which Lab participates.

Exhibit 1.2

ADDITIONAL SERVICES TO BE PROVIDED BY GROUP

Group shall:

(a)                                  participate in risk management, quality assurance and peer review programs, as reasonably requested by Lab;

(b)                                 assist Lab management with all preparation for, and conduct of, any inspections and on-site surveys of Lab conducted by governmental agencies or accrediting organizations;

(e)                                  cooperate with Lab in all litigation matters affecting Group or Lab, consistent with advice from Group’s legal counsel; and

(f)                                    cooperate and comply with Lab’s policies and procedures which are pertinent to patient relations, quality assurance, scheduling, billing, collections and other administrative matters and cooperate with Lab’s efforts to bill and collect fees for services rendered to Lab’s patients.  All business transactions related to the Services provided by Group, such as enrollment, verification and billings, shall be conducted by and in the name of Lab.

Exhibit 3.1(d)

POWER OF ATTORNEY

BY THIS POWER OF ATTORNEY (this “Power of Attorney”), executed as of September 1, 2009, CLARIENT PATHOLOGY SERVICES, INC., a California professional corporation (“Group”) appoints CLARIENT, INC., a Delaware corporation (“Clarient”), as Group’s attorney-in-fact to perform the following acts in Group’s name and place:

1.                                       To take all steps necessary and appropriate to collect all claims for payment for professional services rendered by Group;

2.                                       To endorse all checks made payable to Group in connection with the professional services rendered by Group; and

3.                                       To negotiate the terms of business agreements on Group’s behalf, provided that Group shall retain the authority to execute all such business agreements.  Furthermore, any terms of business agreements that affect the medical decision-making processes or the practice of medicine shall be subject to the final approval of Group.

By this Power of Attorney, Group also grants Clarient full authority to perform any act necessary and appropriate to the exercise of the foregoing purposes and to accomplish those purposes set forth in the Amended and Restated Professional Services Agreement (the “Agreement”) between Group and Clarient dated as of the date of this Power of Attorney, and ratifies every act that Clarient may lawfully perform by virtue of this Power of Attorney.

This Power of Attorney shall be effective as of the Effective Date of the Agreement and shall terminate upon the expiration or termination of the Agreement.

By this Power of Attorney, Group grants Clarient the authority to determine, in Clarient’s sole discretion, the time, manner and purpose for which any power conferred upon Clarient in this Power of Attorney shall be exercised, as well as the conditions, provisions and covenants of any instruments which may be executed by Clarient pursuant to this Power of Attorney.

GROUP

Kenneth J. Bloom, M.D., F.C.A.P.
President